Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of EyeGate Pharmaceuticals, Inc. on Form S-8 (Nos. 333-202207 and 333-209441) of our report dated March 29, 2016, on our audits of the consolidated financial statements as of December 31, 2015 and 2014 and for each of the years then ended, which report is included in this Annual Report on Form 10-K, to be filed on or about March 29, 2016. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EISNERAMPER LLP

New York, New York

March 29, 2016